GRAPHICS OMITTED                                                   Press Release
--------------------------------------------------------------------------------
                                                     Contact:  Martha A. Buckley
                                                       Foamex International Inc.
                                                                  (610) 859-2952
FOR IMMEDIATE RELEASE


             FOAMEX INTERNATIONAL INC. REPORTS FIRST QUARTER RESULTS

              EBDAIT is $33.8 Million; Debt Reduced to $698 Million



LINWOOD, PENNSYLVANIA, May 3, 2001 - Foamex International Inc. (Nasdaq: FMXI), the leading manufacturer of flexible polyurethane and advanced polymer foam products in North America, today announced financial results for its first quarter, which ended March 31, 2001.

     President and Chief Executive Officer John Televantos said, "Our successful efforts in several critical areas enabled us to achieve stable operating results for the quarter despite a difficult economic environment. Our gross profit was sustained by an improved business mix, cost reductions, and higher selling prices which partially offset earlier raw material cost increases. Continuing expense reduction programs further enhanced operating income, while lower debt levels reduced interest expense."

     Foamex reported net sales for the quarter of $301.9 million, a decrease of 8.3% over the $329.1 million reported in the prior year period.

     Gross profit was $42.2 million, or 14.0% of sales, compared with $42.9 million, or 13.0% of sales, in the first quarter of 2000.

     SG&A expense was $16.9 million, a decrease of 8.1% from $18.4 million in the prior year quarter.

     Excluding restructuring and other charges, operating income for the quarter increased 3.1%, to $25.3 million from $24.5 million in the first quarter of last year. Foamex posted

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restructuring  and other  charges of $0.03 million in the first quarter of 2001, consisting of severance expenses partially offset by adjustments to prior year restructuring estimates for lease runout costs. Restructuring and other charges in the first quarter of 2000 were $3.2 million, primarily for costs related to plant closings and consolidations. Including those charges, operating income was $25.3 million in the first quarter of this year and $21.3 million in the prior year quarter.

     Interest and debt issuance expense for the quarter was $17.7 million, a 5.0% decrease from $18.6 million in the first quarter of last year, primarily because of reduced debt levels.

     The provision for income taxes was $1.3 million, compared with $0.2 million in the same quarter of 2000.The effective tax rate increased over the prior year period primarily because of the tax impact of foreign operations.

     Net income for the quarter was $6.3 million or $0.25 per diluted share, compared with $1.8 million or $0.07 per diluted share for the first quarter of 2000.

     EBDAIT increased to $33.8 million, compared with $33.5 million in the first quarter of last year.

     "This is our ninth consecutive quarter of stable EBDAIT levels in spite of a weak economy," Televantos noted. "We reduced debt by $14 million during the quarter, taking it below the $700 million level. We are maintaining our intense focus on cost reduction, expense control and cash generation to further strengthen our financial structure."

     Foamex Chairman Marshall S. Cogan said, "We believe our strategy, combined with innovative new products and our proprietary manufacturing capability, will enable us to maximize our performance in a challenging economy and to achieve differential growth in sales and earnings over the longer term. However, if the economic environment remains soft, we will have a difficult time showing earnings growth for the year."

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     Foamex,  headquartered  in Linwood,  Pennsylvania,  is the world's  leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, electronics and computer industries as well as filtration and acoustical applications for the home. Revenues for 2000 were $1.3 billion.

     For more information visit the Foamex web site at http://www.foamex.com.

     This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company believes the assumptions underlying the forward-looking statements, including those relating to debt reduction, cost reduction, cash generation, interest rates, foreign taxes, new products, and the overall economy are reasonable. However, any of the assumptions could be inaccurate, and therefore there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Company disclaims any obligation or intent to update any such factors or forward-looking statements to disclaim future events and developments.

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                   Foamex International Inc. and Subsidiaries
                      Consolidated Statements of Operations
                         ($ Thousands, except EPS data)

                                                                         1st Quarter Comparative      % Change
                                                                                                      favorable
                                                                         2001          2000         (unfavorable)
                                                                         ----          ----         -------------

Net Sales (a)                                                          $301,907      $329,119           (8.3%)
Gross Profit                                                             42,204        42,936           (1.7%)
Selling, General & Administrative Expense                                16,923        18,422            8.1%
Restructuring and Other Charges                                              29         3,222
                                                                             --         -----
Income from Operations                                                   25,252        21,292           18.6%
Interest and Debt Issuance Expense                                       17,694        18,629
Income from Equity Interest in Joint Venture                                200           292
Other Expense, Net                                                        (162)         (931)
                                                                       --------         -----
Income Before Provision for Income Taxes                                  7,596         2,024
Provision for Income Taxes                                                1,269           241
                                                                       --------           ---
Net Income                                                             $  6,327      $  1,783
                                                                       ========      ========

EBDAIT (b)                                                             $ 33,755      $ 33,522
                                                                       ========      ========

Earnings Per Share:

  Basic Earnings Per Share                                             $   0.27      $   0.07
                                                                       ========      ========
  Weighted Average Shares Outstanding (c)                                23,560        25,058
                                                                       ========      ========

  Diluted Earnings Per Share                                           $   0.25      $   0.07
                                                                       ========      ========
  Weighted Average Shares Outstanding (c)                                25,073        25,456
                                                                       ========      ========

Notes appear on page 5.

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                          Foamex L.P. and Subsidiaries

                      Selective Comparative Financial Data
                                  ($ Thousands)

                                       1st Quarter
                                       Comparative
                                   2001           2000
                                   ----           ----

Net Sales                        $281,314       $305,520
Income from Operations             23,125         19,440
% of Sales                           8.2%            6.4%
EBDAIT (b)                        $30,835         $30,553
% of Sales                          11.0%           10.0%

Notes to Consolidated Statements of Operations and Selective Comparative Financial Data

a) In response to an accounting pronouncement issued in 2000, net sales for the first quarter of 2000 include the reclassification of certain freight costs that were previously reported in cost of goods sold.

b) EBDAIT consists of earnings before depreciation, amortization, interest, income taxes, restructuring and other charges and non-operating income and expense. EBDAIT is not intended to represent cash flow for the period.

c) During the fourth quarter of 2000, the Company issued 15,000 shares of Series B Convertible Preferred Stock in exchange for 1,500,000 shares of the Company's common stock.

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                    Foamex International Inc. and Foamex L.P.

                         Selected Financial Information
                          Quarter Ended March 31, 2001
                                  ($ Millions)



                                       Foamex               Foamex
                                  International Inc.          L.P.
                                  ------------------        ------

Cash and Cash Equivalents               $ 3.7               $ 1.9

Accounts Receivable, Net                  190                 157

Inventories                               103                  99

Accounts Payable                          120                 115

Total Debt                                698                 653
   Current Portion                       20.9                 7.7

Borrowing Capacity                       37.8                22.8

Depreciation and Amortization Expense     8.3                 7.6

Capital Expenditures                      5.4                 5.4

Interest and Debt Issuance Expense       17.7                16.4
  Cash Portion                           17.4                16.4


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